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                                                                      EXHIBIT 21


                   LIST OF SUBSIDIARIES OF PRESIDENTIAL REALTY
                       CORPORATION DATED DECEMBER 31, 1998


(1) PDL, Inc. organized under the laws of the State of Delaware, which carries on business under its own name.

(2) Presidential Realty of Iowa, Incorporated, organized under the laws of the State of Iowa, which carries on business under its own name.

(3) Presidential Continental Gardens Corp., organized under the laws of the State of Florida, which carries on business under its own name.

(4) Fairlawn Gardens Corp., organized under the laws of the State of West Virginia, which carries on business under its own name.

(5) Presidential Sunwood Corp., organized under the laws of the State of Florida, which carries on business under its own name.